Execution Copy

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of April ____, 2010, is by and between Cytomedix Inc., a Delaware corporation and Cytomedix Acquisition Company, LLC (collectively, “Buyer”), and Sorin Group USA Inc., a Delaware corporation (“Seller” and, with Buyer, each a “Party” and together the “Parties”).

WITNESSETH:

WHEREAS, Buyer and Seller have entered into that certain Asset Purchase Agreement, dated as of April ____, 2010 (the “Purchase Agreement”); and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement (the “Acquisition”), the Parties desire that certain transition services be provided as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.   DEFINITIONS

Section 1.1.         Definitions.

(a)         Capitalized terms not herein defined shall have the meaning ascribed to them in the Purchase Agreement.

(b)         The following terms used in this Agreement shall have the respective meanings assigned to them below:

“Service Period” means, with respect to any Transition Service, the period commencing on the Closing Date and ending on the earlier of (i) the date that this Agreement terminates pursuant to Section 3.2, and (ii) the termination date specified with respect to such Transition Service on the Exhibit applicable to such Transition Service, unless extended pursuant to Section 3.1 and subject in all cases to Section 3.2(c).

 “Third Party” means any Person other than Buyer, Seller and any of their respective Affiliates.

ARTICLE II.   TRANSITION SERVICES; FEES; TAXES

Section 2.1.          Transition Services.

(a)           Initial Services.  Commencing on the Closing Date, Seller agrees to provide or otherwise make available, or with respect to any service to be provided by an Affiliate of Seller, to cause such Affiliate of Seller to provide or make available, to Buyer the applicable services within each category of service (‘Service Categories’) set forth on Exhibit A attached hereto and as further detailed in the schedules (the “Schedules”) mutually agreed upon and attached thereto (collectively, the “Initial Services”).  To the extent that any Schedule is not finalized prior to execution hereof, the parties shall negotiate in good faith promptly to complete and mutually agree upon the final Schedules therefor.

(b)           Additional Services.  For a period not to exceed six (6) months following the Closing Date, Buyer and Seller may mutually agree to create additional Exhibits or amend Exhibit A to provide other service or services (the “Additional Services” and, together with the Initial Services, the “Transition Services”) as the Parties may mutually agree.  Each Exhibit describing Additional Services shall set forth a description of such Additional Service, the time period during which such Additional Service will be provided and any other terms applicable thereto.

(c)           Excluded Services.  Notwithstanding anything contained in this Agreement or on any Exhibit to the contrary, neither Seller nor any Affiliate of Seller shall be obligated or expected to provide hereunder (i) any Transition Services for the benefit of any Third Party; or (ii) any Transition Services that would constitute a violation of Law or any Governmental Order.

(d)           Cooperation.  In the event that there is nonperformance of any Transition Service as a result of an event described in Section 7.1, 7.2, 7.3 or 7.4, Seller shall cooperate in good faith as may be reasonably requested by Buyer to resolve same.

Section 2.2.          Fees. Except to the extent that a schedule to Exhibit A specifies amounts to be paid to Seller in respect of a certain Transition Service, such as reimbursement of certain expenses incurred by Seller (which Buyer shall pay to Seller as provided for therein), Seller shall otherwise provide the Transition Services without charge.

Section 2.3.          Taxes. Buyer shall be responsible for the payment of all sales, use, value-added, gross receipts and other similar Taxes (including, without limitation, all withholding Taxes required by Law, but excluding Taxes based on Seller’s or its Affiliates’ net income or any withholding or similar employment taxes payable in connection with the employment by Seller and its Affiliates of employees to provide the Transition Services) imposed by applicable taxing authorities and attributable to the supply of Transition Services to Buyer or any payment hereunder.  If Seller or any Affiliate of Seller is required to pay any part of such Taxes, Buyer shall promptly reimburse Seller or its applicable Affiliate for such Taxes.

Section 2.4           Transition Plan.  The Parties shall within two weeks from the date hereof mutually agree upon a detailed plan and timeline for the transition of the services provided hereunder to Buyer at the earliest practical date, but in no event later than the end of the Service Period, and shall notify each other as to the identity of a single person to act as liaison for the totality of the services to be provided hereunder (the “Transition Managers”). The Transition Plan shall be based on the Schedules hereto

ARTICLE III.   TERM; TERMINATION

Section 3.1.          Term.  Unless otherwise terminated pursuant to Section 3.2, this Agreement shall terminate with respect to any Transition Service at the close of business on the last day of the Service Period for such Service; provided, however, that up to one (1) time for any Transition Service, the Parties may mutually agree to extend the Service Period for a period not to exceed two (2) months for all or a portion of such Transition Service provided that Seller or Buyer requests such extension no later than sixty (60) days prior to the expiration of the Service Period for such Transition Service (or such greater notice period as is specified on the Exhibit for such Transition Service).  Except with respect to Transition Services extended pursuant to this Section 3.1, all Transition Services hereunder shall automatically terminate on the last day of the month in which the six (6)-month anniversary of the Closing Date occurs.  The parties acknowledge and agree that, with respect to any Transition Service, in no event shall the last day of the Service Period for such Transition Service (including Transition Services extended pursuant to this Section 3.1) be later than the last day of the month in which the eight (8)-month anniversary of the Closing Date occurs.  The term of this Agreement with respect to the supply of Products, shall expire on the delivery of the last of the Products required under Section 6.1.

Section 3.2.          Termination.

(a)           Termination for Cause.  Either Party may terminate this Agreement upon thirty (30) days notice by the terminating Party if the other Party becomes insolvent, makes any assignment for the benefit of its creditors, or is placed in receivership, liquidation or bankruptcy.  Either Party may terminate this Agreement upon thirty (30) days notice by the terminating Party upon the breach of any material provision of this Agreement by the other Party if such breach is not cured within thirty (30) days after written notice thereof to the Party in default; provided, however, Seller may terminate this Agreement on five days notice if Buyer fails to pay any amount when due hereunder and fails to remedy such failure within five days notice of such breach.

(b)           Termination by Buyer.  Buyer shall have the right to terminate any or all of the Transition Services provided hereunder by giving thirty (30) days prior written notice to Seller of Buyer’s intention to terminate said Transition Service(s), and such termination shall be effective at the end of the 30 day notice period.

(c)           Effect of Termination.  The termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason shall not relieve the parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement, nor shall it relieve Buyer of the obligation to pay the Service Fee.

ARTICLE IV.   STANDARDS

Section 4.1.          Performance of Transition Services.

(a)           Performance Standard.  Seller shall perform and cause its Affiliates to perform the Transition Services at a level and in a manner that is consistent (in nature, quality and timeliness) with analogous services provided internally by Seller immediately prior to the Closing Date.  Buyer acknowledges that (i) Seller makes no implied representation or warranty concerning the Transition Services, including any applicable implied warranty of merchantability or fitness for a particular purpose, and (ii) except as expressly set forth herein, Seller makes no express representation or warranty concerning the Transition Services.

(b)           DISCLAIMER OF WARRANTIES.  NEITHER SELLER NOR ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE TRANSITION SERVICES, SELLER, ITS AFFILIATES OR THEIR RESPECTIVE BUSINESSES.  BUYER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN IN THIS SECTION 4.1 BY SELLER ARE IN LIEU OF, AND BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES WHICH MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  THE EXCLUSIVE REMEDY FOR ANY BREACH OF WARRANTY HEREUNDER SHALL BE REPERFORMANCE OF THE TRANSITION SERVICE.

Section 4.2.         Parties to Perform Transition Services.  Seller or any Affiliate of Seller may perform Transition Services itself or through the use of a Third Party (including, without limitation, any agent, subcontractor or independent contractor); provided, however, that the use of any Third Party by Seller or any Affiliate in performing Transition Services shall not relieve Seller or its Affiliate of its obligations under this Agreement.  Each of Seller and Buyer shall identify personnel from its organization located in or responsible for implementation of the Transition Services and such personnel shall cooperate through the term of this Agreement in order to facilitate transactions contemplated by this Agreement.

ARTICLE VI.  SALE  OF ANGEL PRODUCTS

Section 6.1           Sale of Products.  Seller shall sell and Buyer shall purchase a total of 100 complete Angel products (each a “Product”).  Seller shall undertake commercially reasonable efforts to deliver Products according to the following production schedule:

April, 2010	0	August, 2010	10
May, 2010	20	September, 2010	20
June, 2010	20	October, 2010	10
July, 2010	20

If Seller can deliver Products faster than the foregoing schedule, it may do so at its discretion.  Delivery shall be ex works the Seller’s Affiliate’s facility in Mirandola, Italy.  Buyer may use without charge any non-finished goods inventory that constitute Acquired Assets to produce Products. THE PRODUCTS ARE SOLD AS IS WHERE IS WITH ALL FAULTS.  SELLER EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Section 6.2           Purchase Price.  The purchase price for each Product shall be 5,000 Euros.  The purchase price shall be payable within 180 days of delivery of the Product.

Section 6.3           Production Schedule.  Seller shall advise Buyer from time to time of the production schedule of the Products.  If Seller is capable of delivering Products faster than the schedule set forth in Section 6.1, it may do so at its discretion.  Seller shall use its commercially reasonable efforts to adhere to the foregoing delivery schedule,  however, Seller shall not be deemed to be in breach of this Agreement if it is delayed or prevented from producing Products due to labor disputes, breakdowns in utilities infrastructure or transit systems, or disruptions in the supply of components or subassemblies.  In the event of any such delay or disruption that is likely to interfere with the estimated delivery schedule, Seller shall promptly notify Buyer of such problem, the potential impact on the production schedule, and the measures that Seller intends to take to address the disruption causing the delay, and Seller shall provide regular updates with respect to the progress in overcoming the problem.  Seller shall bear the reasonable costs of the measures that it deems to be commercially reasonable to overcome such problems, such as accelerating production on the resolution of the disruption, procuring components from brokers, or modifying the design of the Product to accommodate an alternative component or subassembly (and making any necessary notifications thereof to the relevant governmental authorities).

Section 6.4          License.  Buyer hereby grants Seller a non-exclusive royalty-free license to use the Transferred Intellectual Assets for the purpose of performing Buyer’s obligations hereunder.  Buyer will further cooperate and allow Seller to use any other Acquired Asset that is necessary to perform Buyer’s obligations hereunder.

ARTICLE VII.   FORCE MAJEURE; SUSPENSION OR MODIFICATION

Section 7.1.         Force Majeure.  No Party shall be liable to another Party if, and to the extent that, the performance or delay in performance of any of its obligations under this Agreement is prevented, restricted, delayed, made impracticable, interfered with or otherwise hindered due to circumstances beyond the reasonable control of such Party, including, but not limited to, changes in Law, the issuance of any Governmental Order, fire, flood, explosion, epidemic, accident, acts of God, war, terrorism, sabotage, riot, strike, lockout or other concerted acts of workers and/or acts of any Governmental Authority.  The Party claiming an event of force majeure shall promptly notify the other Party in writing, and provide reasonable particulars of the cause or event and the date of first occurrence thereof, as soon as reasonably possible after the event and also keep the other Party informed of any further developments.  The Party so affected shall use its reasonable best efforts to remove the cause of non-performance, and both parties shall resume performance hereunder when such cause is removed unless this Agreement has previously expired or been terminated in accordance with its terms.

Section 7.2.          Seller Suspension.  Buyer agrees that the Transition Services may, from time to time, in the reasonable discretion of Seller and/or its Affiliates, be interrupted, suspended, allocated, reduced, altered or changed in whole or in part for modifications and ordinary maintenance to the assets needed to provide Transition Services and any other matters of a short-term nature (the “Service Suspensions”); provided, that no planned Service Suspension shall last more than five (5) Business Days.  Prior to any planned Service Suspension, Seller or an Affiliate of Seller shall provide prior written notice thereof to Buyer of not less than ten (10) Business Days and cooperate in good faith with Buyer to mitigate any adverse consequences to Buyer of such Service Suspension.

Section 7.3.         Governmental Suspension.  If any Law or Governmental Order shall prevent, limit or restrict Seller or any Affiliate of Seller in performing or arranging for the performance of any Transition Service for providing facilities for such purposes, then, in any such event Seller shall not be required to provide the Transition Services or facilities for the Transition Services to the extent so prevented, limited or restricted; provided, however, that Seller shall use commercially reasonable efforts to cure the basis for any such Law or Governmental Order and cooperate in good faith with Buyer to mitigate any adverse consequences to Buyer of such prevention, limitation or restriction.

Section 7.4.         Modification of Seller Facilities Required by Law.  If any Law or Governmental Order would require any modification of facilities used to provide Transition Services or the provision of any additional facilities used to provide Transition Services, then, unless otherwise agreed by Seller in writing, neither Seller nor any Affiliate of Seller shall be required to provide (or arrange for the provision of) the relevant Transition Services, but Seller or an Affiliate of Seller shall cooperate in good faith with Buyer in Buyer’s efforts to locate, at Buyer’s cost, a Third Party to provide such modified or additional facilities for use in the Transition Services.

ARTICLE VIII.   DOCUMENTATION OF AUTHORITY; ASSISTANCE

Section 8.1.           Reports; Books and Records.

(a)           On the termination of the applicable Transition Services, Seller shall transfer or cause its Affiliates to transfer the Books and Records received or created by Seller for the benefit of Buyer during the Service Period.  Seller and its Affiliates shall be responsible for the reasonable costs, if any, of creating, gathering, copying and transporting such Books and Records.

(c)           Notwithstanding any other provision of this Agreement, Seller shall not be required to: (i) provide any such Books and Records in any specific form, condition or format, unless Seller or Seller’s Affiliates maintained such Books and Records in such form, condition or format in the ordinary course of business during the twelve (12) months immediately preceding execution of this Agreement (and in no event shall Seller or its Affiliates be required to perform any improvement, modification, conversion, updating or reformatting of any such Books and Records); or (ii) disclose to Buyer, or provide Buyer access to, any portions of any Books and Records that contain confidential or proprietary information that relates to the businesses of Seller or its Affiliates other than the Acquired Products (and Seller may redact any portions of any Books and Records that are not related to same).

Section 8.2.         Agency Documentation.  If needed, the parties will execute such documents evidencing such authority for Seller and its Affiliates to represent Buyer and its Affiliates as may be necessary for Seller and its Affiliates to perform the Transition Services.

Section 8.3.         Buyer Assistance.  Buyer shall provide Seller and its applicable Affiliates with information reasonably necessary to the performance of the Transition Services by Seller and such Affiliates hereunder and provide to Seller and its applicable Affiliates necessary specific written authorizations and consents.

Section 8.4.         Independence.  It is the specific understanding of Buyer and Seller that this Agreement shall not constitute or give rise to a partnership between Buyer and Seller. Except as otherwise expressly provided herein, all Transition Services provided by Seller under the terms of this Agreement shall be carried on by either Seller or one of its Affiliates as an independent contractor and not as an agent for or employee of Buyer and this Agreement shall not constitute or give rise to an agency relationship between Buyer and Seller or any of their respective Affiliates. In performing the Transition Services, the employees, agents and representatives of Seller and its Affiliates will be under the direction, control and supervision of Seller (or its Affiliates or subcontractors) and not of Buyer.

Section 8.5.         Limitation of Liability.  Notwithstanding anything to the contrary in this Agreement, the liability of the parties to each other under this Agreement, or otherwise with respect to the matters addressed herein, shall be limited to actual damages. In this regard, NEITHER SELLER NOR ITS AFFILIATES OR ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, SHALL BE LIABLE TO BUYER FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT, MULTIPLIED OR PUNITIVE DAMAGES IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND BUYER HEREBY WAIVES ON BEHALF OF ITSELF AND ITS AFFILIATES OR ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, ANY CLAIM FOR SUCH DAMAGES.

ARTICLE IX.   MISCELLANEOUS

Section 9.1.         Modifications and Amendments.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Buyer and Seller or (b) by a waiver in accordance with Section 9.10.

Section 9.2.         Assignment.  This Agreement may not be assigned without the express written consent of Seller and Buyer (which consent may be granted or withheld in the sole discretion of Seller or Buyer), as the case may be; provided, however, that either party may, without the consent of the other party, assign its rights and obligations, in whole or in part, under this Agreement to one or more of its Affiliates, except that no such assignment shall relieve the assigning party from the performance of its obligations hereunder.

Section 9.3.         Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):

if to Seller, addressed to:

Sorin Group USA, Inc.
14401 W. 65th Way
Arvada, CO 80004
Attention:  Taylor Pollock, Director North America
    Corporate Legal Affairs
Fax:  (303) 467-6163
E-mail:  taylor.pollock@sorin.com

With a copy to: (which copy shall not constitute notice):

c/o Sorin S.p.A.
Via Benigno Crespi 17
20159 Milan - Italy
Attention:  Brian Sheridan, General Counsel
Fax: +39 02 69969 790
E-mail:brian.sheridan@sorin.com

and

Foley & Lardner LLP
777 East Wisconsin Ave, Suite 3800
Milwaukee, WI 53202
Attention: Kevin D. Makowski
E-mail:  kmakowski@foley.com

and if to Buyer or Parent, to:

c/o Cytomedix, Inc.
416 Hungerford Drive
Suite 300
Rockville, MD 20850
Attention:  Martin Rosendale, Chief Executive Officer
Fax: 240.499.2690
E-mail:  mrosendale@cytomedix.com

With a copy to (which copy shall not constitute notice):

Cozen O'Connor
1627 I Street, NW, Suite 1100
Washington, DC 20006
Attention:  F. Alec Orudjev
Fax: 866.742.4203
E-mail:  aorudjev@cozen.com

or to such other address for either party as such party shall hereafter designate by like notice.  Each such notice, request, instruction or other communication so given shall be deemed to be delivered one Business Day after receipt.

Section 9.4.          Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

Section 9.5.          Counterparts.  This Agreement may be executed in two or more counterparts being original or facsimile copies, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same Agreement.

Section 9.6.          Entire Agreement.  This Agreement and the Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Buyer with respect to the subject matter hereof and thereof.

Section 9.7.          Dispute Resolution.  Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, shall he resolved in the manner set forth in Sections 11.6 through 11.9 of the Purchase Agreement.

Section 9.8.          Purchase Agreement.  Nothing contained in this Agreement is intended or shall be construed to amend or modify in any respect, or constitute a waiver of, any of the rights and obligations of the parties under the Purchase Agreement.

Section 9.9.          Construction.

(a)           Interpretive Rules.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and all Article and Section references are to this Agreement unless otherwise specified.  The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The word “days” means calendar days unless otherwise specified herein.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No provision of this Agreement shall be construed to require either party or their respective officers, directors, subsidiaries or Affiliates to take any action which would violate or conflict with any applicable Law.  The word “if” means “if and only if.” The word “or” shall not be exclusive.  The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.  Except as otherwise expressly provided herein, all references to “Dollars” or “$” will be deemed references to the lawful money of the United States of America.  If applicable Law requires that any payment pursuant to this Agreement be made in local currency, the parties shall use the applicable exchange rate published in the Wall Street Journal as of such date.  Whenever conversion of payments from any foreign currency for a particular period shall be required, such conversion shall be made at the average of the exchange rates published in the Wall Street Journal for the beginning and the end of the relevant period.

(b)           The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Except where expressly indicated otherwise, references in this Agreement to any Article, Section or Exhibit refer to Articles, Sections or Exhibits of this Agreement and any sub-section thereof and any provision contained therein.  The words “or” or “any” are not exclusive and “such as,” “include” or “including” are not limiting.  References to this “Agreement” include all Exhibits and other attachments hereto, which are incorporated into this Agreement by reference.

Section 9.10.  Waiver.  Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 9.11. No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER	SORIN GROUP USA INC.

By:
Name:
Title:

BUYER	CYTOMEDIX ACQUISITION COMPANY LLC

By:
Martin Rosendale, President

CYTOMEDIX INC.

By:
Martin Rosendale, CEO

[Signature Page to Transition Services Agreement]

EXHIBIT A

Service Categories

Arvada, Denver

Arvada RA/QA assistance on Transfer / Notification / Acquisition by Buyer of Certifications
Arvada Repair, Replacement and Refurbishment
Arvada Customer Service
Arvada Purchasing and Supplier Management
Arvada Training on Acquired Products
Arvada Re-conversion of DMR/DHF from current Italian language into English language
Arvada Customer Communication, Hand-over and Continuity Services

Mirandola, Italy

Mirandola RA/QA on Transfer / Notification / Acquisition by Buyer of Certifications
Mirandola Manufacture of Angel Machine
Mirandola Purchasing and Supplier Management
Mirandola Customer Service
Mirandola final shipping of inventory and machinery/tooling
Mirandola supplier relationship co-ordination with Bioprod (Slovenia)

Gloucester, United Kingdom

Stripped Distribution by Sorin Group UK Ltd. assistance pursuant to Distribution Agreement

Stripped Distribution by Sorin Group Canada Inc. and assistance pursuant to Distribution Agreement
Stripped Distribution by Sorin Group Belgium and assistance pursuant to Distribution Agreement
Stripped Distribution by Sorin Group Netherlands N.V. and assistance pursuant to Distribution Agreement